Exhibit 99.1

Old Point Releases Fourth Quarter and Full Year 2021 Results

Hampton, VA, January 27, 2022 (PRNewswire) – Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $1.7 million and earnings per diluted common share of $0.32 for the quarter ended December 31, 2021, as compared to net income of $545 thousand and earnings per diluted common share of $0.10 for the fourth quarter of 2020. Net income for the years ended December 31, 2021 and 2020 was $8.4 million, or $1.61 earnings per diluted common share, and $5.4 million, or $1.03 earnings per diluted common share, respectively.

Robert Shuford, Jr., Chairman, President and CEO of the Company and Old Point National Bank (the Bank) said, “Old Point recognized strong performance in top line revenue generation while maintaining a disciplined focus on credit quality, liquidity, and capital levels, delivering well-founded achievement in an extraordinary year. Over the last four years, we executed on our forward-looking strategies of investing in and streamlining human capital, investing in technology, and building a growth ready platform.  During this period, total assets grew over 28% with virtually all deployed as earning assets. We accomplished this growth by attracting a number of highly skilled bankers in production, operations, and technology while tapering our overall staffing levels down over 6%. With our outstanding and dedicated team and our knowledge and commitment to community banking, we are well positioned to continue our focus on growth, efficiency, and technology and are looking at 2022 with great optimism.”

Highlights of the quarter are as follows:

•	Total assets were $1.3 billion at December 31, 2021, growing $111.7 million or 9.1% from December 31, 2020.

•
Net loans grew $6.9 million from December 31, 2020.  PPP loans outstanding at December 31, 2021 were $19.0 million compared to $86.0 million at December 31, 2020.  Net loans held for investment, excluding PPP (non-GAAP), grew $74.2 million, or 9.9%, from December 31, 2020 to December 31, 2021.

•	Deposits grew $109.9 million to $1.2 billion at December 31, 2021 from December 31, 2020.

•
Non-performing assets (NPAs) decreased to $1.5 million at December 31, 2021 compared to $2.0 million at December 31, 2020. NPAs as a percentage of total assets was 0.11% at December 31, 2021, which compared to 0.16% at December 31, 2020.

•	Average earning assets for the year ended December 31, 2021 grew $104.5 million, or 9.6%, to $1.2 billion compared to $1.1 billion for the year ended December 31, 2020.

•	Book value per share at December 31, 2021 increased 3.1% over December 31, 2020. Tangible book value per share (non-GAAP) increased 3.2% over the same period.

•	Net interest income was $9.7 million for the fourth quarter of 2021, decreasing from $9.9 million for the prior quarter and increasing from $9.4 million for the fourth quarter of 2020.

•	Net income improved to $1.7 million for the fourth quarter of 2021 from $545 thousand for the 2020 comparative quarter but decreased $230 thousand from the third quarter of 2021.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality
Total assets of $1.3 billion as of December 31, 2021 increased by $111.7 million from December 31, 2020. Net loans held for investment increased $6.9 million, or 0.8% from December 31, 2020 to $833.7 million at December 31, 2021. The change in net loans held for investment was primarily affected by a decline of $67.0 million in the PPP loan segment due to forgiveness of $115.3 million of PPP loans, partially offset by new PPP originations of $48.3 million.  Loans held for investment, excluding PPP, grew 9.9%, or $74.2 million, driven by loan growth in the following segments: commercial real estate of $66.6 million, construction, land development, and other land loans of $14.9 million, and automobile of $4.7 million. This segmented growth was partially offset by decreases in commercial and industrial and multi-family residential real estate. Securities available for sale, at fair value, increased $47.9 million from December 31, 2020 to $234.3 million at December 31, 2021, as additional liquidity provided by growth in deposit accounts was deployed in the Company’s investment portfolio.

Total deposits of $1.2 billion as of December 31, 2021 increased $109.9 million, or 10.3%, from December 31, 2020. Noninterest-bearing deposits increased $60.9 million, or 16.9%, savings deposits increased $73.5 million, or 14.3%, and time deposits decreased $24.5 million, or 12.7%. Liquidity continues to be impacted by record cumulative levels of consumer savings, government stimulus, and PPP loan related deposits. Expanding the low-cost deposit base and re-pricing to reduce interest expense to buffer NIM compression during the low rate environment were key strategies in 2021.

The Company’s total stockholders’ equity at December 31, 2021 increased $3.7 million or 3.1% from December 31, 2020 to $120.8 million. The Bank remains well capitalized with a Tier 1 Capital ratio of 12.57% at December 31, 2021 as compared to 11.69% at December 31, 2020. The Bank’s leverage ratio was 9.09% at December 31, 2021 as compared to 8.56% at December 31, 2020.

On July 14, 2021, the Company completed the issuance of $30.0 million in aggregate principal amount of subordinated notes due in 2031 in a private placement transaction (the 2031 Notes). The subordinated notes initially bear interest at a fixed rate of 3.5% for five years and at the three month SOFR plus 286 basis points, resetting quarterly, thereafter. The notes were structured to qualify as Tier 2 capital for regulatory purposes, and the proceeds will be used for general corporate purposes.

NPAs totaled $1.5 million as of December 31, 2021 compared to $1.4 million as of September 30, 2021 and down from $2.0 million at December 31, 2020. NPAs as a percentage of total assets was 0.11% at December 31, 2021, compared to 0.10% at September 30, 2021 and 0.16% at December 31, 2020. Non-accrual loans were $478 thousand at December 31, 2021, a slight increase from $424 thousand at September 30, 2021 and a decrease from $1.2 million at December 31, 2020. Loans past due 90 days or more and still accruing interest increased $88 thousand to $1.0 million at December 31, 2021 from $937 thousand at September 30, 2021 and increased $281 thousand from $744 thousand at December 31, 2020. Of the loans past due 90 days or more at December 31, 2021, approximately $711 thousand were government-guaranteed small business or student loans.

The Company recognized a provision for loan losses of $284 thousand during fourth quarter of 2021 compared to $360 thousand during the third quarter of 2021 and $100 thousand during the fourth quarter of 2020. The allowance for loan and lease losses (ALLL) was $9.9 million at December 31, 2021 compared to $9.7 million at September 30, 2021 and $9.5 million at December 31, 2020. The ALLL as a percentage of loans held for investment was 1.17% at December 31, 2021 compared to 1.15% at September 30, 2021 and 1.14% at December 31, 2020. Excluding PPP loans, the ALLL as a percentage of loans held for investment was 1.20% at December 31, 2021 and September 30, 2021, and 1.27% at December 31, 2020. The increase in the ALLL as a percentage of loans held for investment at December 31, 2021 compared to the linked quarter was primarily attributable to an increase in loans held for investment, excluding PPP loans, the downgrade of one commercial relationship, and qualitative factor adjustments for volume trends, partially offset by slight improvement in historical qualitative loss rates. Quarterly annualized net charge offs as a percentage of average loans outstanding was 0.05% for the fourth quarter of 2021, compared to 0.07% for the third quarter of 2021 and 0.22% for the fourth quarter of 2020. As of December 31, 2021, asset quality remains very strong with no significant changes in the overall credit quality of the loan portfolio.  Management will continue to monitor economic recovery challenges at macro and micro levels, including levels of inflation, the impacts of new COVID-19 variants, expansion and contraction of pandemic-related government stimulus efforts, supply chain disruption, and employment levels, which may be delaying signs of credit deterioration. If there are further challenges to the economic recovery, elevated levels of risk within the loan portfolio may require additional increases in the allowance for loan losses. Low levels of past dues, NPAs, and year-over-year quantitative historical loss rates continue to demonstrate improvement.

The Company has made loan modifications under the Coronavirus Aid, Relief and Economic Security Act (CARES Act), enacted on March 27, 2020, and subsequently amended by the Consolidated Appropriations Act 2021, which provided that certain loan modifications that were (1) related to COVID-19 and (2) for loans that were not more than 30 days past due as of December 31, 2019 are not required to be designated as TDRs.  At December 31, 2021, the Company had no such loan modifications, down from $7.4 million as of December 31, 2020.

Net Interest Income
Net interest income was $9.7 million for the fourth quarter of 2021, a decrease of $220 thousand, or 2.2% from the prior quarter, primarily driven by accelerated recognition of deferred fees and costs related to PPP forgiveness at a lower volume during the fourth quarter of 2021 and prepayment penalties collected on one commercial relationship during the prior quarter. Compared to the fourth quarter of 2020, net interest income improved by $298 thousand, or 3.2%. The movement from the prior-year comparative quarter was due to significantly higher balances in average earning assets and accelerated recognition of deferred fees and costs related to PPP forgiveness partially offset by higher average interest bearing liabilities at lower average rates. For the year ended December 31, 2021, net interest income was $38.8 million compared to $34.7 million for the prior year comparative period, an increase of $4.0 million, or 11.7%.

The Net Interest Margin (NIM) for the fourth quarter of 2021 was 3.07%, a decrease from 3.24% for the linked quarter and 3.16% for the prior year quarter. On a fully tax-equivalent basis (FTE), NIM was 3.09% for the fourth quarter of 2021, down from 3.26% for the third quarter of 2021 and 3.18% for the fourth quarter of 2020.  Average loan yields were higher for the fourth quarter of 2021 compared to the same period of 2020 due primarily to accelerated recognition of deferred fees and costs related to PPP forgiveness. Loan fees and costs related to PPP loans are deferred at time of loan origination, are amortized into interest income over the remaining term of the loans and are accelerated upon forgiveness or repayment of the PPP loans. Net PPP fees of $227 thousand were recognized in the fourth quarter of 2021 compared to $713 thousand in the linked quarter and $506 thousand in the prior year quarter. As of December 31, 2021, unrecognized net PPP fees were $640 thousand. Subordinated debt interest expense related to the issuance of the 2031 Notes also impacted the NIM for the 2021 fourth quarter and full year periods. High levels of liquidity invested at lower yielding short-term levels in the low interest rate environment continue to impact the NIM, however, the Company believes the balance sheet is well positioned for a rising interest rate environment. For more information about these FTE financial measures, please see “Non-GAAP- Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income
Total noninterest income held steady at $3.6 million for both the third and fourth quarters of 2021 and decreased $198 thousand from the fourth quarter of 2020. Increases during the fourth quarter of 2021 in bank- owned life insurance income and fiduciary and asset management fees were offset by decreases in mortgage banking income related to pipeline volume fluctuations and other service charges, commissions and fees compared to the linked quarter.  Although fiduciary and asset management fees, service charges on deposit accounts, other service charges, commissions and fees, and bank-owned life insurance income increased compared to the prior year quarter, these increases were offset primarily by lower mortgage banking income, resulting in a decline in noninterest income for the fourth quarter of 2021 when compared to the prior year quarter. Noninterest income for the year ended December 31, 2021 was $14.9 million, an increase of $187 thousand or 1.3%, compared to $14.7 million for the year ended December 31, 2020. The year ended December 31, 2020 was positively impacted by sales of available for sale securities and fixed assets.

Noninterest Expense
Noninterest expense totaled $10.9 million and $11.1 million for the third and fourth quarters of 2021, respectively, compared to $12.6 million for the fourth quarter of 2020. The linked quarter increase of $200 thousand was related to increases in professional services and employee professional development and an impairment of certain low-income housing equity investments partially offset by decreases in salaries and employee benefits. The decrease over the prior year quarter is primarily driven by: (i) decreased salary and benefit expense; (ii) decreased ATM and other losses; and (iii) decreased losses recognized related to Federal Home Loan Bank (FHLB) prepayments and sale of loans.  Salary and benefit expense decreased compared to the prior year quarter primarily due to decreased salary expense related to the 2020 early retirement incentive plan, lower commission expense, and decreased overtime levels. Noninterest expense increased $644 thousand, or 1.5%, to $43.1 million for the year ended December 31, 2021 compared to $42.5 million for the prior year comparative period.  The drivers of the year-over-year increase are increased data processing expense related to bank-wide technology enhancements, increased professional services, and increased other operating expenses partially offset by decreased ATM and other losses and losses related to FHLB prepayments.

During 2021, the Company fully executed and implemented multiple solutions as part of the ongoing roadmap for bank-wide technology and operating efficiency initiatives. Initiatives completed during 2021 include a new loan origination system, new online appointment scheduling system, bank-wide ATM upgrades, a new deposit origination platform, a new data analytics solution, and a new payments platform. Critical infrastructure software related to imaging, a new teller platform, and a new online account opening solution are expected to reach  completion in early first quarter 2022. These initiatives have driven period-over-period increases in data processing costs during the implementation and transition time frames as our operational structure pivoted from in-house to outsourced environments and shifted costs previously included in occupancy and equipment expense. Fully implementing, integrating, and leveraging these digital and technological strategies as solutions become fully implemented and integrated to gain operational efficiencies will remain one area of focus in 2022. The Company also continues to focus on balance sheet repositioning, exploring disposition opportunities of under-utilized real estate and branch optimization, as well as digital initiatives that complement this repositioning.

Non-GAAP Financial Measures
In reporting the results of the quarter ended December 31, 2021, the Company has provided supplemental financial measures on a tax-equivalent or an adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release may include, without limitation: statements regarding strategic business initiatives, including digital and technological strategies and balance sheet repositioning and branch initiatives, and the future financial impact of those initiatives; future financial performance; future financial conditions and loan demand; performance of the investment and loan portfolios; impacts of the COVID-19 pandemic and the ability of the Company to manage those impacts; revenue generation, efficiency initiatives and expense controls; deposit growth; levels and sources of liquidity; future levels of charge-offs or net recoveries; and levels of or changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in or the effects of: interest rates and yields; general economic and business conditions, including unemployment levels and slowdowns in economic growth, including impacts of the COVID-19 pandemic; steps the Company takes in response to the pandemic, the severity and duration of the pandemic including the impact of the COVID-19 variants, the speed and efficacy of vaccine and treatment developments, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein; the effects of the COVID-19 pandemic on, among other things, the Company’s operations, liquidity, and credit quality and potential claims, damages and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in the administration of programs related to the COVID-19 pandemic (including, among other things, the Coronavirus Aid, Relief, and Economic Security, or CARES, Act, as amended by the Consolidated Appropriations Act, 2021); demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities of the current administration, particularly in connection with the Department of Defense, on the Company’s service area; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student or small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; cyber threats, attacks and events; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2020. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Information about Old Point Financial Corporation
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Trust & Financial Services, N.A., which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Trust is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	December 31,	December 31,
(dollars in thousands, except share data)	2021	2020
	(unaudited)
Assets

Cash and due from banks	$13,154	$21,799
Interest-bearing due from banks	164,073	98,633
Federal funds sold	10,425	5
Cash and cash equivalents	187,652	120,437
Securities available-for-sale, at fair value	234,321	186,409
Restricted securities, at cost	1,034	1,367
Loans held for sale	3,287	14,413
Loans, net	833,661	826,759
Premises and equipment, net	32,134	33,613
Premises and equipment, held for sale	871	-
Bank-owned life insurance	28,168	28,386
Goodwill	1,650	1,650
Core deposit intangible, net	275	319
Other assets	14,832	12,838
Total assets	$1,337,885	$1,226,191

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$421,531	$360,602
Savings deposits	586,450	512,936
Time deposits	169,118	193,698
Total deposits	1,177,099	1,067,236
Overnight repurchase agreements	4,536	6,619
Federal Reserve Bank borrowings	480	28,550
Long term borrowings	29,407	1,350
Accrued expenses and other liabilities	5,545	5,291
Total liabilities	1,217,067	1,109,046

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,239,707 and 5,224,019 shares outstanding (includes 38,435 and 29,576 of nonvested restricted stock, respectively)	26,006	25,972
Additional paid-in capital	21,458	21,245
Retained earnings	71,679	65,859
Accumulated other comprehensive income, net	1,675	4,069
Total stockholders' equity	120,818	117,145
Total liabilities and stockholders' equity	$1,337,885	$1,226,191

Old Point Financial Corporation and Subsidiaries

Consolidated Statements of Income (unaudited)	Three Months Ended			Years Ended
(dollars in thousands, except per share data)	Dec. 31, 2021	Sep. 30, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020

Interest and Dividend Income:
Loans, including fees	$9,452	$9,692	$9,473	$37,912	$36,012
Due from banks	67	68	43	230	267
Federal funds sold	3	-	-	3	12
Securities:
Taxable	870	853	772	3,284	3,068
Tax-exempt	195	186	152	753	516
Dividends and interest on all other securities	13	16	(2)	70	134
Total interest and dividend income	10,600	10,815	10,438	42,252	40,009

Interest Expense:
Checking and savings deposits	245	243	204	938	1,080
Time deposits	405	441	691	1,941	3,337
Federal funds purchased, securities sold under
agreements to repurchase and other borrowings	2	3	44	35	150
Long term borrowings	292	252	-	544	-
Federal Home Loan Bank advances	-	-	141	-	725
Total interest expense	944	939	1,080	3,458	5,292
Net interest income	9,656	9,876	9,358	38,794	34,717
Provision for loan losses	284	360	100	794	1,000
Net interest income after provision for loan losses	9,372	9,516	9,258	38,000	33,717

Noninterest Income:
Fiduciary and asset management fees	1,088	1,032	996	4,198	3,877
Service charges on deposit accounts	747	731	696	2,866	2,872
Other service charges, commissions and fees	1,016	1,085	984	4,169	4,028
Bank-owned life insurance income	389	195	209	1,014	839
Mortgage banking income	251	460	761	2,280	1,781
Gain on sale of available-for-sale securities, net	-	-	79	-	264
Gain on sale of fixed assets	-	-	-	-	818
Other operating income	116	103	80	358	219
Total noninterest income	3,607	3,606	3,805	14,885	14,698

Noninterest Expense:
Salaries and employee benefits	6,349	6,558	7,394	25,361	25,512
Occupancy and equipment	1,184	1,185	1,165	4,694	4,852
Data processing	1,130	1,187	909	4,557	3,478
Customer development	145	78	114	370	381
Professional services	731	625	664	2,521	2,196
Employee professional development	232	154	145	719	658
Other taxes	186	186	191	794	661
ATM and other losses	280	68	638	504	871
Loss on extinguishment of borrowings	-	-	490	-	490
(Gain) on other real estate owned	-	-	(40)	-	(62)
Loss on sale of loans	-	-	99	-	99
Other operating expenses	891	887	838	3,629	3,369
Total noninterest expense	11,128	10,928	12,607	43,149	42,505
Income before income taxes	1,851	2,194	456	9,736	5,910
Income tax expense (benefit)	173	286	(89)	1,296	521
Net income	$1,678	$1,908	$545	$8,440	$5,389

Basic Earnings per Share:
Weighted average shares outstanding	5,245,939	5,245,042	5,222,953	5,238,318	5,216,237
Net income per share of common stock	$0.32	$0.36	$0.10	$1.61	$1.03

Diluted Earnings per Share:
Weighted average shares outstanding	5,245,942	5,245,172	5,222,953	5,238,352	5,216,441
Net income per share of common stock	$0.32	$0.36	$0.10	$1.61	$1.03

Cash Dividends Declared per Share:	$0.13	$0.13	$0.12	$0.50	$0.48

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended December 31,
(unaudited)	2021			2020
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$861,454	$9,464	4.36%	$878,688	$9,485	4.29%
Investment securities:
Taxable	188,085	870	1.84%	154,810	772	1.98%
Tax-exempt*	33,825	247	2.89%	23,138	194	3.33%
Total investment securities	221,910	1,117	2.00%	177,948	966	2.16%
Interest-bearing due from banks	152,289	67	0.17%	119,100	43	0.14%
Federal funds sold	9,667	3	0.09%	5	-	0.03%
Other investments	1,033	13	5.42%	2,838	(2)	-0.20%
Total earning assets	1,246,353	$10,664	3.39%	1,178,579	$10,492	3.54%
Allowance for loan losses	(9,732)			(9,890)
Other non-earning assets	93,351			96,805
Total assets	$1,329,972			$1,265,494

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$76,600	$3	0.02%	$62,855	$3	0.02%
Money market deposit accounts	388,849	230	0.23%	327,740	190	0.23%
Savings accounts	118,920	12	0.04%	104,617	11	0.04%
Time deposits	170,523	405	0.94%	198,331	691	1.39%
Total time and savings deposits	754,892	650	0.34%	693,543	895	0.51%
Federal funds purchased, repurchase
agreements and other borrowings	5,380	2	0.13%	43,916	44	0.40%
Long term borrowings	29,386	292	3.95%	-	-	0.00%
Federal Home Loan Bank advances	-	-	0.00%	34,609	141	1.62%
Total interest-bearing liabilities	789,658	944	0.47%	772,068	1,080	0.56%
Demand deposits	410,209			371,448
Other liabilities	8,885			4,246
Stockholders' equity	121,220			117,732
Total liabilities and stockholders' equity	$1,329,972			$1,265,494
Net interest margin*		$9,720	3.09%		$9,412	3.18%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $64 thousand and $54 thousand for December 31, 2021 and 2020, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the years ended December 31,
(unaudited)	2021			2020
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate

ASSETS
Loans*	$841,748	$37,960	451.00%	$834,247	$36,061	4.32%
Investment securities:
Taxable	173,661	3,284	1.82%	145,029	3,068	2.12%
Tax-exempt*	32,158	953	2.96%	18,270	654	3.58%
Total investment securities	205,819	4,237	2.06%	163,299	3,722	2.28%
Interest-bearing due from banks	145,425	230	0.16%	91,160	267	0.29%
Federal funds sold	2,932	3	0.09%	841	12	1.45%
Other investments	1,104	70	6.35%	3,020	134	4.43%
Total earning assets	1,197,028	$42,500	3.55%	1,092,567	$40,196	3.68%
Allowance for loan losses	(9,621)			(9,723)
Other nonearning assets	98,597			104,414
Total assets	$1,286,004			$1,187,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$71,841	$13	0.02%	$55,667	$12	0.02%
Money market deposit accounts	372,193	879	0.24%	307,190	1,012	0.33%
Savings accounts	114,285	46	0.04%	96,149	56	0.06%
Time deposits	180,255	1,941	1.08%	209,727	3,337	1.59%
Total time and savings deposits	738,574	2,879	0.39%	668,733	4,417	0.66%
Federal funds purchased, repurchase
agreements and other borrowings	14,178	35	0.25%	33,846	150	0.44%
Long term borrowings	13,784	544	3.95%	-	-	0.00%
Federal Home Loan Bank advances	-	-	0.00%	38,942	725	1.86%
Total interest-bearing liabilities	766,536	3,458	0.45%	741,521	5,292	0.71%
Demand deposits	391,673			325,596
Other liabilities	7,473			5,055
Stockholders' equity	120,322			115,086
Total liabilities and stockholders' equity	$1,286,004			$1,187,258
Net interest margin*		$39,042	3.26%		$34,904	3.19%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $248 thousand and $187 thousand for December 31, 2021 and 2020, respectively.

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,			For the years ended,
Selected Ratios (unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands, except per share data)	2021	2021	2020	2021	2020

Earnings per common share, diluted	$0.32	$0.36	$0.10	$1.61	$1.03
Return on average assets (ROA)	0.50%	0.58%	0.17%	0.66%	0.45%
Return on average equity (ROE)	5.49%	6.22%	1.84%	7.01%	4.68%
Net Interest Margin (FTE) (non-GAAP)	3.09%	3.26%	3.18%	3.26%	3.19%
Efficiency ratio	83.90%	81.06%	95.78%	80.38%	86.02%
Efficiency ratio (FTE) (non-GAAP)	83.50%	80.69%	95.40%	80.01%	85.69%
Book value per share	23.06	23.02	22.42
Tangible Book Value per share (non-GAAP)	22.69	22.65	22.05
Non-performing assets (NPAs) / total assets	0.11%	0.10%	0.16%
Annualized Net Charge Offs / average total loans	0.05%	0.07%	0.22%
Allowance for loan and lease losses / total loans	1.17%	1.15%	1.14%

Non-Performing Assets (NPAs)
Nonaccrual loans	$478	$424	$1,214
Loans > 90 days past due, but still accruing interest	1,025	937	744
Other real estate owned	-	-	-
Total non-performing assets	$1,503	$1,361	$1,958

Other Selected Numbers
Loans, net	$833,661	$830,467	$826,759
Deposits	1,177,099	1,150,706	1,067,236
Stockholders' equity	120,818	120,767	117,145
Total assets	1,337,885	1,311,626	1,226,191
Loans charged off during the quarter, net of recoveries	103	149	479
Quarterly average loans	861,454	838,376	878,688
Quarterly average assets	1,329,972	1,299,461	1,265,494
Quarterly average earning assets	1,246,353	1,211,040	1,178,579
Quarterly average deposits	1,165,101	1,136,535	1,064,991
Quarterly average equity	121,220	121,778	117,732

Old Point Financial Corporation and Subsidiaries
Reconciliation of Certain Non-GAAP Financial Measures (unaudited)

(dollars in thousands, except per share data)	Three Months Ended			Years Ended
	Dec. 31, 2021	Sep. 30, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$9,656	$9,876	$9,358	$38,794	$34,717
FTE adjustment	64	62	54	248	187
Net interest income (FTE) (non-GAAP)	$9,720	$9,938	$9,412	$39,042	$34,904
Noninterest income (GAAP)	3,607	3,606	3,805	14,885	14,698
Total revenue (FTE) (non-GAAP)	$13,327	$13,544	$13,217	$53,927	$49,602
Noninterest expense (GAAP)	11,128	10,928	12,607	43,149	42,505

Average earning assets	$1,246,353	$1,211,040	$1,178,579	$1,197,028	$1,092,567
Net interest margin	3.07%	3.24%	3.16%	3.24%	3.18%
Net interest margin (FTE) (non-GAAP)	3.09%	3.26%	3.18%	3.26%	3.19%

Efficiency ratio	83.90%	81.06%	95.78%	80.38%	86.02%
Efficiency ratio (FTE) (non-GAAP)	83.50%	80.69%	95.40%	80.01%	85.69%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$120,818	$120,767	$117,145
Less goodwill	1,650	1,650	1,650
Less core deposit intangible	275	286	319
Tangible Stockholders Equity (non-GAAP)	$118,893	$118,831	$115,176

Shares issued and outstanding	5,239,707	5,245,842	5,224,019

Book value per share	$23.06	$23.02	$22.42
Tangible book value per share (non-GAAP)	$22.69	$22.65	$22.05

	Dec. 31, 2021	Sep. 30, 2021	Dec. 31, 2020
ALLL as a Percentage of Loans Held for Investment
Loans held for investment (net of deferred fees and costs) (GAAP)	$843,526	$840,151	$836,300
Less PPP loans outstanding	19,008	36,320	85,983
Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP)	$824,518	$803,831	$750,317
ALLL	$9,865	$9,684	$9,541

ALLL as a Percentage of Loans Held for Investment	1.17%	1.15%	1.14%
ALLL as a Percentage of Loans Held for Investment, net of PPP originations	1.20%	1.20%	1.27%